EXHIBIT 10.75

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This THIRD AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT (the "Third Amendment") dated as of May 20, 2016 (the "Effective Date"), is made and entered into by and between H Y H INVESTMENTS, S.A. (the "Seller") and ELITE DATA SERVICES INC. (the "Purchaser" which shall include its assigns).

RECITALS

WHEREAS, the Purchaser and the Seller entered into a Securities Purchase Agreement (the "Original Purchase Agreement") dated April 4, 2015, which was modified on June 30, 2015 ("First Amendment") to reflect a restated effective date of the Agreement to April 6, 2016, and then further modified on November 20, 2015 ("Second Amendment"), to reflect the assignment of joint liability of the Purchase Agrement to Elite Holdings, S.A., a wholly owned subsidiary incorporated on behalf of Purchaser so as to comply with the regulatory authority of the Republic of Honduras.

WHEREAS, the Purchaser and Seller entered into a related Promissory Note dated April 6, 2015 (the "Original Note") which was replaced by the Restated Convertible Promissory Note (the "Restated Note") which modified the effective date of the Restated Note to April 6, 2016.

WHEREAS, the Original Purchase Agreement, the First Amendment, the Second Amendment, the Original Note, and the Restated Note are collectively hereinafter referred to as (the "Original Agreements"); and

WHEREAS, the parties wish to further clarify and amend and restate certain provisions of the Original Agreements as set forth herein;

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AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Defined Terms. Unless otherwise indicated herein, all terms, which are capitalized, but are not otherwise defined herein, shall have the meaning ascribed to them in the Original Agreements.

2. Purchase Agreement Exchange. The Purchaser and Seller mutually agree to amend and restate certain terms of the Original Purchase Agreement, First Amendment, Second Amendment, and Original Note, in which the parties agree to cancel the Original Purchase Agreement in exchange for a new joint venture agreement (the "Joint Venture Agreement"), in the form attached hereto as Exhibit A, on the terms and condition set forth therein.

3. Amended and Restated Note. The Purchaser and Seller mutually agree to further amend and restate the Restated Note (the "Amended and Restated Note"), in the form attached hereto as Exhibit B, on the terms and condition set forth therein.

4. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Agreements, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Original Agreements to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Original Agreements shall mean the Original Agreements as amended by this Amendment and (ii) all references such as "thereto", "thereof", "thereunder" or words of like import referring to the Original Agreements shall mean the Original Agreements as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Agreements, and this Amendment, the provisions of this Amendment shall control and be binding.

5. Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page to Follow on Next Page]

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IN WITNESS WHEREOF , the parties have executed this Amendment as of the date first above written.

PURCHASER

ELITE DATA SERVICES, INC.		ELITE DATA HOLDINGS S.A.
A Florida corporation		A Honduras corporation

By:	/s/ Charles Rimlinger	By:	/s/ Sarah Myers
	Charles Rimlinger		Sarah Myers
	Chief Executve Officer		President

ELITE GAMING VENTURES LLC

on behalf of itself and Elite Holdings, S.A.

By:	/s/ Charles Rimlinger
Charles Rimlinger
Chief Executve Officer

SELLER

H Y H INVESTMENTS, S.A.

By:	/s/ Wilson Stevenson
Wilson Stevenson
Owner

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EXHIBIT A

JOINT VENTURE AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this 20th day of May 2016 by and among ELITE GAMING VENTURES LLC, a Delaware limited liability company ("EGV"), and ELITE HOLDINGS S.A., a Honduras corporation (hereinafter referred to as the "Company"), each a subsidiary of ELITE DATA SERVICES INC., a Florida corporation ("DEAC"), H Y H INVESTMENTS S.A., a Honduras corporation ("HYHI") and EL MAR MUERTO BEAUTY MINERAL, S.A., a Honduras corporation ("EMBM"), (each a "Party" and collectively referred to as the "Parties").

RECITALS

WHEREAS, DEAC is a publicly-traded company listed on the Over-the-Counter Bulletin Board stock exchange;

WHEREAS, HYHI holds one hundred percent (100%) of the ownership interest of EMBM, a gaming company that holds a license to operate gaming machines in several cities in Honduras and Roatan;

WHEREAS, on April 6, 2015, DEAC entered into a Securities Purchase Agreement (the "Original Purchase Agreement") and Promissory Note (the "Original Note") with HYHI to acquire all of the capital stock of EMBM, whose sole assets consist of a license to operate gaming machines in the following distributions: eighty (80) slot machines in the county of La Lima, Cortes; eighty (80) slot machines in the county of Trujillo, Colon; and One Hundred and Sixty (160) slot machines in Roatan for a total sum of Ten Million Dollars ($10,000,000) payable as follows: (A) One Hundred Thousand Dollars ($100,000) as a non-refundable payment payable in cash within 10 business days (the "Original Initial Payment"); (B) Nine Hundred Thousand Dollars ($900,000) payable on or before April 6, 2016 in the form of cash or shares of common stock of DEAC at HYHI's option, at the average closing price of the common stock of DEAC for the five (5) trading days immediately preceding April 6, 2016; (C) Nine Million Dollars ($9,000,0000) payable up to Two Million Five Hundred Thousand Dollars ($2,500,000) per year thereafter through March 31, 2021 by either cash payments or out of the revenues received EMBM during this time, at an amount equal to Twenty Five (25%) percent of the net revenues of EMBM during such time period. In the event that HYHI does not receive the full amount due on or before March 31, 2021, such amount due may be payable, at HYHI's option, via the issuance of shares of common stock of DEAC, at the average closing price of the common stock of DEAC for the five (5) trading days immediately preceding March 31, 2021. At HYHI's option beginning on or after April 17, 2017, payments tendered in DEAC's common stock may be repurchased by DEAC. As conditions to purchase, HYHI will be permitted to receive a license granting it the usage of twenty-five (25) machines in the municipality of Roatan and be permitted to have online gaming distribution rights once and if the appropriate approvals have been granted. So long as DEAC fulfilled the conditions to purchase, HYHI shall waive applicable interest payments of 3.85% per annum due and payable in monthly installments;

WHEREAS, on June 30, 2015, DEAC and HYHI executed the first amendment (the "First Amendment") to the Original Purchase Agreement and Original Note to reflect a due date of April 6, 2016 in conjunction with the first payment of Nine Hundred Thousand Dollars ($900,000), which is due in either cash, stock, or 25% of the net revenues of EMBM's operations. The Original Note was also amended to reflect the current purchase price owed was reduced to $9,900,000, which deducts the $100,000 of the Original Initial Payment, tendered on April 6, 2015;

WHEREAS, on November 20, 2015, DEAC and HYHI executed the second amendment to the Original Purchase Agreement (the "Second Amendment") and Original Note to reflect the assignment of the Original Purchase Agreement and Original Note to Company, a wholly-owned subsidiary owned by DEAC on a jointly and severally liable basis with DEAC so as to comply with the regulatory authority of the Republic of Honduras. The Second Amendment also removed any Required Approvals on part of HYHI to enter into in the Original Purchase Agreement and Original Note. The Second Amendment specified that as long as DEAC is current in its payment obligations, upon good faith payment, Purchaser shall have the right to operate gaming machines permitted under the license and proceed with the use of the license as owner of EMBM with full power and authority to contract, license, sub-license, loan, lease, enter into contract or any other business venture in which entitles DEAC and the Company to the benefit of the license on behalf of EMBM. The Second Amendment also clarified that the shares of EMBM would be assigned to Company after the full purchase price had been tendered to HYHI;

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WHEREAS, on even date herewith, DEAC and HYHI executed the third amendment to the Purchase Agreement (the "Third Amendment"), of which this Agreement is made a part, in which the parties mutually agreed to amend and restate certain terms of the Original Purchase Agreement, First Amendment, Second Amendment, and Original Note, in which the parties agree to cancel the Original Purchase Agreement in exchange for the establishment of a joint venture (the "Joint Venture"), organized to distribute and manage a total of eighty (80) slot machines in the cities of La Lima, Cortes; eighty (80) slot machines in the cities of Trujillo, Colon; and One Hundred and Sixty (160) slot machines in Roatan in the bay island of Honduras (the "Territory"), and such other distribution locations as they may agree upon from time to time, under the terms and conditions set forth hereinbelow;

NOW, THEREFORE, based on the foregoing premises, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. ESTABLISHMENT OF THE COMPANY AND PURPOSE OF THE COMPANY

1.1 Establishment of the Company. In order to implement this joint venture in form and substance acceptable to all parties (the "Joint Venture"), the Parties agree that the Company shall be the operational entity used for the Joint Venture.

1.2 Purpose of the Company. The purpose of the Company is to:

(a) Establish gaming operations by distributing and maintaining slot machines in the Territory;

(b) Engage in any and all other conduct, activities or businesses which are related, directly or indirectly, to the attainment and continuation of the foregoing purposes.

As soon as reasonably possible after the establishment of the Company, the parties shall cause the Company to execute its written acceptance hereto whereby the terms and conditions of this Agreement shall become enforceable by and against the Company as if it were an original signatory hereto.

ARTICLE 2. DISTRIBUTOR LICENSE AND JOINT VENTURE CONSIDERATION.

2.1 Distributor License and Resource Allocation. In order to effect the purpose of the Company, pursuant to the gaming operation created by this Joint Venture for the distribution of slot machines in the Territory, HYHI and EMBM shall execute any and all documentation necessary or required by authorities in the Territory to effect a distribution license to the Company (the "License") in order to be in compliance with any and all local and federal regulatory laws, including, but not limited to, the amended terms set forth in the Third Amendment and the terms and conditions of this Article 2. Further, DEAC and EVG shall be responsible for providing any and all financial and operational resources required to execute on the Licence granted to the Company, including, but not limited to, the funding for the initial and ongoing operating costs in the minium amount of Five Hundred Thousand Dollars (USD $500,000) on or before December 31, 2016 (the "Initial Funding").

2.2 Joint Venture Consideration. As inducement to HYHI and EMBM to enter into this Agreement, DEAC and EVG, jointly and severally, agree that HYHI shall be entitled to receive consideration in the total amount of Ten Million Dollars (USD $10,000,000) (the "Total Consideration"), payable from the Joint Venture, as follows:

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2.2.1 Original Initial Payment. Pursuant to this Article 2.2, HYHI acknowledges the receipt of the Original Initial Payment set forth in the Recitals as payment towards the Total Consideration;

2.2.2  Amended and Restated Original Note. Pursuant to this Article 2.2, the Original Note, as amended, shall be further amended and restated (the "Amended and Restated Redeemable Note") to reflect the original issuance date of January 1, 2016 (the "Restated Issuance Date"), and a decrease in the original principal amount from Nine Million Nine Hundred Thousand Dollars (USD $9,900,000) to Four Million Nine Hundred Thousand Dollars (USD $4,900,000) (the "New Principal Amount"), at ten percent (10%) interest per annum, due and payable to HYHI by DEAC as follows: (A) two (2) separate payments of Four Hundred Fifty Thousand Dollars (USD $450,000), plus accrued interest to date, due on July 1, 2016 and October 1, 2016, respectively, for a total of Nine Hundred Thousand Dollars (USD $900,000), and payable in cash or convertible into shares of common stock of DEAC at a conversion price equal to the lesser of $0.01 per share or fifty percent (50%) to the five (5) trading day average closing price immediately proceeding the payment date, and (B) the remaining balance of Four Million (USD $4,000,000) payable in cash in a total of eight (8) equal quarterly installments of Five Hundred Thousand Dollars (USD $500,000), plus accrued interest to date, on the first day of each quarter beginning with January 1, 2017 and ending on January 1, 2019, convertible into shares of common stock of DEAC at fifty percent (50%) discount to the five (5) trading day average closing price immediately proceeding the payment date, and other terms more fully described in the amended note set forth in the Amended and Restate Redeemable Note, attached hereto as Exhibit A-1;

2.2.3 Revenue Share Plan. Pursuant to this Article 2.2, DEAC and EGV and HYHI mutually agree to split any and all revenues derived from the Joint Venture (the "Revenue Share Plan") on a basis equal to twenty-five percent (25%) to EGV, and seventy-five percent (75%) to HYHI until such time as HYHI has received payment in full of the Total Consideration, and thereafter one hundred percent (100%) of the revenues shall be paid to EVG, for the term of this Agreement. Notwithstanding anything herein to the contrary, EVG shall be required to pay HYHI certain minimum licensing fee payments (the "Minimum Licensing Fee Payments") in the amount of Two Hundred Fifty Thousand Dollars (USD $250,000.00) due and payable to HYHI on or before 31st day of each quarter, beginning on January 1, 2017, if the total amount paid to HYHI in the then prior quarter from the seventy-five percent (75%) revenue split does not exceed that amount. In the event DEAC and EGV is unable to make the Minimum Licensing Fee Payments in full when due, DEAC shall pay HYHI the amounts owed in the form of the issuance of a new Convertible Redeemable Note (the "Redeenable Note") for each such occurance, in the form and on the same terms and Matuirty Date as set forth in the Amended and Restated Redeemable Note, attached hereto as Exhibit A-1.

2.3 Option to the ownership of EMBM and Gaming Licenses. Within thirty (30) days of the date payment in full of the Total Consideration is made to HYHI pursuant to Article 2.2, EVG and Company shall have the right to exercise an option (the "Option") to acquire one hundred percent (100%) of EMBM, including, but not limited to, any and all assets (e.g. gaming licenses, etc.), and liabilities required to continue the gaming operation set forth by the Joint Venture, for a purchase price of (USD $10.00) (the "Option Payment"), paid by the Company to HYHI pursuant to this Article 2.3. Upon receipt by HYHI of a written notice to exercise the Option and the Option Payment from EVG or Company, HYHI shall execute any and all documents necessary to effect the assignment and transfer (the "EMBM Assignment") of one hundred percent (100%) of EMBM, including, but not limited to, any and all assets and liabilities required to continue the gaming operation set forth by the Joint Venture, to the Company, in the form attached hereto as Exhibit B-1, free of any encumbrances, liens, or other third party claims related to the DEAC and EGV, except for the obligations incurred from and remaining in the Joint Venture after the Assignment.

Notwithstanding the foregoing in this Article 2, in the event of a termination of this Agreement as set forth in Article 18, or if the Company is unable to provide the Initial Funding set forth in Section 2 when due, or for a period not to exceed ninety (90) days in each monthly instance, the financial and operational resources needed to maintain the operations of the Company for its intended purpose described in Section 1.2 in an amount not less than Twenty-Five Dollars (USD $25,000) per month, less any revenues generated during such period, HYHI shall have the right to cancel the Joint Venture in writing, thus terminating any further obligations of the parties to this Agreement (the "Termination"), including the cancellation of any further Minimum Licensing Fee Payments and the combined total of any outstanding amounts owed by DEAC, in excess of One Million Dollars (USD$1,000,000.00), on the Amended and Restated Redeemable Note and all other Redeemable Notes (the "Notes"), issued to HYHI which have not been converted, or otherwise assigned, sold or transferred by HYHI to one or more other parties prior to such Termination date.

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ARTICLE 3. COMPANY FORMATION

The documents of formation of the Company entitled Testimonio De La Escritura Publica No. 72 (the "Formation Docuemnts") dated July 24, 2015 are attached hereto as Exhibit C-1. If any discrepancy is found between this Agreement and the Articles of Incorporation, the terms of this Agreement shall prevail and the Parties shall amend the Articles of Incorporation so as to be in accord with this Agreement.

ARTICLE 4. CAPITAL SUBSCRIPTION AND SHARE EXCHANGE

4.1 At formation, the Company had an initial authorized capital of 5,000 Honduran lempira.

4.2 The capital was divided into common shares of voting stock of the Company. Each share shall have a par value of 0.01 Honduran lempira. All shares issued by the Company to DEAC and issued thereafter shall be common shares of one class, which shall be assigned and transferred to EGV, pursuant to the terms of this Agreement.

4.3 At the time of the establishment of the Company, the Company issued a total of 100 shares at a price of 50.00 Honduran lempira per share, and the paid-in capital of the Company was the equivalent to 5,000 Honduran lempira to DEAC, which shall be assigned and transferred to EGV, pursuant to the terms of this Agreement.

4.4 As a result of the subscribed to shares under Article 4.3, DEAC owned ninety-nine percent (99%) and Sarah Myers, an officer and director of DEAC owned one percent (1%) of ownership interest in the Company, which shall be assigned and transferred to EGV, pursuant to the terms of this Agreement.

4.5 Any increase in the authorized or paid-in capital set forth in Articles 4.1 and 4.3 above, respectively, shall be done in accordance with Article 10.3(c) below.

4.6 The Board of Directors of the Company (the "Board of Directors") shall assess the Company's cash flow and financial situation on a quarterly basis to determine the need for additional capital in the form of debt and/or equity, which shall be approved by consent of the majoity vote of the Directors

ARTICLE 5. SHARE CERTIFICATE; TRANSFERS OF SHARES

5.1 Share certificates, when issued by the Company shall be book entry or certificate form at the discretion of the Board of Directors.

5.2 During the term of this Agreement, any share certificate (or book entry) issued hereunder will bear the following legend:

"Transfer of the shares of stock represented by this certificate (or book entry) is subject to terms of the Joint Venture Agreement dated May 20, 2016, a copy of which is on file at the principal office of the Company."

5.3 Any transfer of registered share(s) shall not be valid unless approved by the Board of Directors, and no transfer shall be binding on the Company unless and until the name and address of the transferee is duly entered into the Register of Shareholders following such transfer.

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ARTICLE 6. SHAREHOLDERS MEETING

6.1 The Board of Directors shall decide the time and place for convening of, and the matters to be transacted in, all meetings of the shareholders of the Company. Notice of all shareholders meetings shall be given to each shareholder in accordance with the Articles of Incorporation.

6.2 Except as otherwise required by applicable laws, the terms herein, or the Formation Documents, all actions and resolutions of the shareholders shall be adopted by the affirmative vote of a majority of the common voting shares of the Company represented at the meeting or otherwise by written consent; PROVIDED, that more than one-half the total number of issued and outstanding common voting shares of the Company shall be represented at such meeting as a quorum.

6.3 Notwithstanding Article 6.2 above, any of the following actions shall be adopted by the affirmative vote of more than two-thirds (2/3) of the total number of the Company's issued and outstanding shares of common stock, at a shareholders meeting or otherwise by written consent:

(a) removal of a director or the auditor;

(b) transfer, takeover, or lease of a material part of the Company's business;

(c) amendment to the Articles of Incorporation;

(d) merger or consolidation with another company;

(e) dissolution of the Company; and

(f) reduction of stated capital.

ARTICLE 7. DIRECTORS AND AUDITOR OF THE COMPANY

The Company shall have no less than three (3) directors and one (1) auditor of the Company elected in a given year, pursusant to Article 8 hereinelow.

ARTICLE 8. ELECTION OF DIRECTORS AND AUDITOR

8.1 The parties shall exercise their respective voting rights in the Company and take such other steps as are necessary so as to ensure the nomination and election of the directors and auditor of the Company as follows:

(a) Two (2) directors shall be nominated by EGV, and one (1) director by HYHI;

(b) The auditor shall be nominated by EGV;

(c) The President shall be nominated by EGV; and

(d) The Chairman shall be nominated by the mutual agreement between EGV and HYHI.

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8.2 If a party hereto wishes to change any of its nominated director(s), the President, the Chairman or the auditor, with or without cause, the other party shall vote accordingly; PROVIDED, however, that if such dismissal is without cause, the party proposing the dismissal shall indemnify and hold the Company and the other parties harmless from any and all damages and other expenses that may arise from such action.

8.3 In case the position of a director or the auditor of the Company becomes vacant for any reason, the parties hereto agree to elect as a replacement for such director or auditor a person nominated by the party who originally nominated the director or auditor whose position is vacant.

ARTICLE 9. PRESIDENT AND CHAIRMAN

The President shall represent the Company and shall carry on the administration of the affairs of the Company in accordance with the policies established by the Board of Directors and resolutions of the Shareholders Meeting, and the Chairman shall preside over all Board of Directors meetings and Shareholders Meetings.

ARTICLE 10. BOARD OF DIRECTORS

10.1 Board of Directors actions shall be valid only if made at a meeting held in person or by conference telephone or video, at which at least a majority of all directors then in office are present and a majority of those directors present at the meeting approve the Board of Directors action. The Board of Directors may hold meetings, both regular and special, at such time and place as it may determine. Notice of Board of Directors meetings shall be given to each director in accordance with the Articles of Incorporation.

10.2 Unless otherwise required by applicable laws or the Articles of Incorporation actions and resolutions taken at a meeting of the Board of Directors shall be adopted by the affirmative vote of a majority of all the directors in office.

10.3 Subject to Article 10.4, the following actions shall be reserved for resolution by the Board of Directors at a meeting of the Board of Directors or by majority written consent:

(a) To establish or change the management structure of the Company or authority of its officers and to make any decision involving basic policy of the Company;

(b) To approve or terminate any contract between a director and the Company;

(c) To issue any new shares within the scope of authorized capital;

(d) To recommend any distribution of the profits of the Company to shareholders as a dividend;

(e) To take any action or enter into any one transaction of any nature by, with, in the name of or on behalf of the Company and involving (i) an agreement, obligation or duty of the Company which is intended or reasonably expected to take more than 12 months to be fully performed or (ii) property of any nature having a book value, cost or market value, whichever is greater, in excess of USD $1,000,000 or (iii) an amount, liability or obligation of any nature owed by or to the Company in excess of USD $1,000,000;

(f) To approve the business plans and budgets, including the annual operating and capital expenditure budgets of the Company;

(g) To set up the Company's policies regarding the salaries, bonuses, severance allowances and other emoluments of directors, auditors, officers, and employees of the Company, at the discretion of the Board of Directors, provided that compensation for the directors and auditor shall be further approved by a general Shareholders Meeting;

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(h) To approve any contract between the Company and a shareholder of the Company or its affiliate;

(i) To borrow monies, issue guarantees, provide security interests on the assets of the Company or to take any other actions to create indebtedness of the Company whether contingent or not;

(j) To appoint the auditor and the legal counsel of the Company;

(k) To appoint domestic and export sales agents and generally determine domestic and export sales policy as needed;

(l) To approve the entering into any arrangement, agreement or transaction which could reasonably be expected to materially adversely affect any interest of the Company;

(m) To approve any collective bargaining agreement with employees; and

(n) Other important matters relating to the management of the Company, the acquisition or disposition of land or other important assets (by whatever means).

10.4 Non-standing (former) directors shall receive no other compensation for services to the Company as director except from unpaid compensation or reimbursement for expenses directly related to fulfilling their positions as directors during their elected period.

10.5 The Company shall use best efforts to take all steps to ensure that no director shall be liable, in damages or otherwise, to the Company or to any of the parties for any act or omission performed or omitted by such director pursuant to the authority granted by this Agreement, except if such act or omission results from gross negligence, willful misconduct or bad faith. The Company shall save, indemnify, defend and hold harmless each director to the fullest extent permitted under the applicable Honduras law and regulations, including without limitation, from and against any and all claims or liabilities of any nature whatsoever, including, but not limited to, reasonable attorneys' fees, arising out of or in connection with any action taken or omitted by such director pursuant to the authority granted by this Agreement, except where attributable to the gross negligence, willful misconduct or bad faith of such director or such director's agents. Each director shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of such director in reliance on such advice shall in no event subject such director to liability to the Company or any party provided there has not been gross negligence, willful misconduct or bad faith by such counsel, public accountants or other independent experts. No director, in his or her capacity as such, shall owe any fiduciary duty to the Company or the parties and all fiduciary duties that would otherwise be implied by law are hereby expressly disclaimed to the fullest extent permitted under the applicable laws. No party shall owe any fiduciary duty to the Company or the other parties and all fiduciary duties that would otherwise be implied by law are hereby expressly disclaimed to the fullest extent permitted under the applicable laws. Each party expressly acknowledges and agrees that except as otherwise provided herein or in the Related Agreements or any other agreement among parties, other parties (and directors who may be affiliated with such parties) may not engage in activities competitive with those of the Company, and may pursue business opportunities that may also be available to the Company.

ARTICLE 11. AUDITOR

The auditor shall perform the legally required functions of that statutory position, if any, pursuant to Honduras law, including without limitation, investigation of the business decisions of the directors as well as auditing of the books of account and records of the Company.

ARTICLE 12. INDEPENDENT AUDITOR

DEAC shall appoint a firm of independent certified public accountants recognized and licensed to practice in the U.S. which shall act as an independent auditor (the "Independent Auditor") of the Company's operations related to consolidated financials of DEAC.

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ARTICLE 13. ACCOUNTING

13.1 The fiscal year of the Company shall commence on January 1 of each year and end on December 31 of the same year; PROVIDED, however, that the first fiscal year of the Company shall commence as of the date of establishment of the Company pursuant hereto and end on the following December 31.

13.2 The Company shall keep accurate books of account and financial and related records in accordance with generally accepted Honduras and United States generally accepted accounting principles, standards and procedures, consistently applied.

13.3 At the end of each annual fiscal year of the Company, the books of account and records of the Company shall be audited, at the expense of the Company, by the Independent Auditor. The Independent Auditor shall prepare for and supply to the parties certified balance sheets, profit and loss statements and other financial reports suitable for use by each of the parties hereto in connection with its financial and tax reports within three months of the end of the fiscal year. Such statements and reports shall be in both the Spanish and English languages.

13.4 Promptly after the end of each quarter the Company shall prepare and submit to each party, in a form satisfactory to the parties and at the expense of the Company, the balance sheet and profit and loss statement of the Company in the Spanish and English languages in respect of the preceding quarter.

13.5 The Company shall make available at its head office to each of the parties hereto, or to their designated representative(s), the books of account and records of the Company, at such reasonable times as any party hereto may so request.

ARTICLE 14. BUSINESS AND OPERATION OF THE COMPANY

The Board of Directors will develop promptly a business plan each fiscal year for the Company, to be mutually agreed upon by the parties (the "Operating Plan"). No later than forty-five (45) days prior to the commencement of each fiscal year of the Company, EGV and HYHI will mutually agree as to the Operating Plan for the ensuing fiscal year, which shall include projections of revenue, expenses and net income on a quarterly basis. EGV and HYHI agree to use their best efforts in good faith to agree on such Operating Plan, taking into account, all relevant business factors relating to the Company and its business, which factors shall include, but not be limited to, the Operating Plan and the Company's performance for recent prior periods, the size and the growth rates of the gaming market in Honduras, the competitive environment in Honduras, and the prevailing revenues similar to those offered by Honduras.

ARTICLE 15. CONFIDENTIALITY OF INFORMATION AND NON-COMPETE

15.1 Each party hereto agrees to keep secret and confidential all information obtained from another party hereto or the Company which is designated or may be considered as confidential by such party or the Company, as the case may be. The parties agree to take all necessary precautions in a manner acceptable to the party furnishing the confidential information to keep secret such information and to restrict its use as aforesaid; provided, that the above shall not apply to information which is or becomes part of the public domain through no fault of the disclosing party, nor shall the above restrict or prohibit the disclosure of such information to competent government authorities as is required to bring about the purposes intended by this Agreement.

15.2 The parties hereto shall take all necessary steps to ensure that their directors, officers, employees, agents and subcontractors, if any, will comply in all respects with this Article 15.

15.3 Such obligations, as are undertaken by the parties hereto pursuant to Article 15, shall survive termination of this Agreement and shall remain in effect and be binding on the termination of this Agreement except for such information as shall become part of the public domain or is received from an independent source through no fault of the party wishing to disclose.

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15.4 Each of the parties hereto covenants and agrees that during the term of this Agreement and for a period of five (5) years after a termination or excerised option date, the parties shall not own, manage, or be contracted by a competing business of this Joint Venture within 250 miles of the Territory, or recruit or employ (whether as an employee or independent contractor) any of employees or independent contractors of the Company, except in the event of a termination set forth in Section 18 or exercised option, in which the prevailing party (or parties) shall not be effected by the terms of non-compete set forth in this provision.

ARTICLE 16. TAXES

Any sum required under Honduras tax laws to be withheld by the Company for the account of a non-Honduras based party from payments due to such party shall be borne by the party and shall be withheld and promptly paid by the Company to the appropriate tax authorities, and the parties hereto shall cause the Company to furnish such party with official tax receipts or other appropriate evidence issued by the Honduras tax authorities sufficient to enable it to support a claim for credit, in respect of any sum so withheld, against income taxes imposed by its jurisdiction of incorporation.

ARTICLE 17. RIGHT OF FIRST REFUSAL

17.1 Before any shares of common stock of the Company (the "Shares") held by a party to this Agreement or any transferee of such party (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), EGV or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Article (the "Right of First Refusal").

17.2 The Holder of the Shares shall deliver to EGV a written notice (the "Notice") stating: (A) the Holder's bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Shares at the same price (the "Offered Price") and upon the same terms (or terms as similar as reasonably possible) to EGV or its assignee(s).

17.3 At any time within thirty (30) days after receipt of the Notice, EGV and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined accordance with Article 17.4 below.

17.4 The purchase price ("Purchase Price") for the Shares purchased by EGV or its assignee(s) under this Article shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of EGV in good faith.

17.5 Payment of the Purchase Price shall be made, at the option of EGV or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to EGV (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

17.6 If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by EGV and/or its assignee(s) as provided in this Article, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 60 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Article shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to EGV, and EGV and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

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ARTICLE 18. TERM AND TERMINATION

18.1 The term of this Agreement shall begin as of the Effective Date (as defined in Article 21.2) and shall continue in force and effect for an indefinite term thereafter, until the Company shall be dissolved or otherwise cease to exist as a separate entity, or until this Agreement is sooner terminated pursuant to the provisions of this Article 18.

18.2 This Agreement is terminable by any party upon written notice to the other parties:

(a) if another party shall be or become incapable for a period of ninety (90) consecutive days of performing any of its obligations under this Agreement because of force majeure as defined in Article 22; or

(b) if another party or its creditors or any other eligible party shall file for such party's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they become due (except debts contested in good faith) or if the creditors or the party have taken over its management, or if the relevant financial institutions have suspended the party's clearing house privileges, or if any material or significant part of the party's undertaking, property or assets shall be intervened in, expropriated, or totally or partially confiscated by action of any government.

(c) upon EGV or EMBM's material breach of terms set forth in Section 2 that remains uncured for a period of ninety (90) days following receipt by the breaching party of written notice thereof from the nonbreaching party;

(d) upon a merger or consolidation of DEAC in which its shareholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all of DEAC's assets;

(e) at any time in the event that cumulative losses of the Company for any calendar year commencing on January 1, 2016 and thereafter, equal or exceed 120% of the cumulative yearly losses mutually agreed to by DEAC and HYHI as set forth in the Operating Plan, as reflected in the Company's financial statements prepared in accordance with Article 13 above;

(f) if any enactment of law of Honduras in the reasonable opinion of DEAC, (i) make performance of this Agreement unreasonably expensive or unreasonably difficult, or (ii) significantly alter the rights and obligations of the parties from those agreed and contemplated by this Agreement and/or any agreements related hereto, or (iii) significantly interfere with the benefits contemplated by this Agreement and/or any agreements related hereto; or

(g) in the event any material term or provision of this Agreement shall for any reason be deemed invalid, illegal or unenforceable in any respect, by giving at least thirty (30) days' prior notice to the other parties.

18.4 This Agreement may also be terminated pursuant to Article 20.3 (lack of governmental approval) and the Company dissolved thereafter.

18.5 Nothing in this Article shall prevent a party from enforcing its rights which may be available under the other provisions of this Agreement or applicable law after the Effective Date and date of termination, as applicable.

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ARTICLE 19. RESOLUTION OF DISPUTES, GOVERNING LAW AND LANGUAGE

19.1 It is agreed that in case any controversy or claim arises out of or in relation to this Agreement or with respect to a breach hereof, the parties shall seek to solve the matter amicably through discussions between the parties.

19.2    If the parties cannot resolve such controversy or claim amicably, such controversy or claim shall be finally settled by binding arbitration in Orange County, Florida under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with such Rules. Judgment on the award rendered by a majority of the arbitrators may be entered in any court of competent jurisdiction. The cost of the arbitration, including administrative and arbitrators' fees, shall be paid by the losing party, as determined by the arbitrators as part of their findings. Each party shall bear the cost of its own attorneys' fees and expert witness fees. The parties may also apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgment of the powers of the arbitrator.

19.3 The validity, performance, construction, and effect of this Agreement shall be governed by the laws of Florida.

19.4 This Agreement is executed in the English language. In the event of any difference, discrepancy or conflict between the English and Spanish versions of this Agreement, the English version shall be controlling in all respects.

ARTICLE 20. ASSIGNABILITY

This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any rights and obligations hereunder shall be assignable or delegable directly or indirectly by any party without the prior written consent of the other parties except for the transfer of Shares pursuant to Article 17.

ARTICLE 21. GOVERNMENT APPROVAL AND EFFECTIVE DATE

21.1 HYHI and EMBM shall exert its best efforts to obtain all approvals of the government of Honduras at its reasonable expense necessary to enable the non-Honduras based parties' investment into the Company and to enable all the other purposes of this Agreement to be fully carried out, upon the terms and conditions provided for in this Agreement. The non-Honduras based parties shall assist HYHI and EMBM in obtaining such government approvals and provide such information and documents as HYHI and EMBM shall reasonably request in obtaining such approvals. HYHI and EMBM shall keep the non-Honduras based parties fully informed in writing as to the status of such approval procedures. HYHI and EMBM shall provide the non-Honduras based parties with copies of all correspondence and documents transmitted to, and received from, the governmental authorities relating to such approval. HYHI and EMBM shall advise approval of this Agreement and shall transmit to the non-Honduras based parties a copy of any government documents received by HYHI and EMBM indicating the date of such approval and the terms and conditions thereof; provided, however, that any variation of the terms and conditions hereof which may be required to be made as a condition of such government approvals should be subject to the approval and acceptance of the parties hereto.

21.2 This Agreement shall come into effect upon the date the duly authorized representatives of the parties hereto have added their signatures or names hereto (the "Effective Date"). Notwithstanding the foregoing, the provisions of this Agreement which require government approval shall not become enforceable until all necessary and appropriate government approvals of this Agreement are obtained in form and substance acceptable to the parties hereto.

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21.3 Notwithstanding any other provision of this Agreement, should the government approvals pursuant to Article 21.1 not be obtained within six (6) months of the Effective Date, then upon written notice to the other parties, any party may terminate this Agreement and this Agreement shall become null and void and no rights or liabilities shall arise in or against either party hereto specifically as a result of such termination, except as otherwise provided for in this Agreement.

21.4 If any further government review and approval of this Agreement or of any amendment hereto is required under the laws or regulations or other legal authority of Honduras, HYHI and EMBM shall keep the non-Honduras based parties fully informed as to the status of such approval procedures. HYHI and EMBM shall provide the non-Honduras based parties with copies of all correspondence and documents transmitted to and received from the governmental authorities relating to such approval.

ARTICLE 22. FORCE MAJEURE

No party hereto shall be liable to another party for any loss, injury, delay, damages or other casualty suffered or incurred by the latter due to strikers riots, storms, fires, explosions, acts of God, war, action of any government or any other cause beyond the reasonable control of the party ("force majeure"), and any failure or delay by any party hereto or performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered a breach of this Agreement. The party suffering such force majeure shall notify the other parties in writing promptly after the occurrence of such force majeure and shall, to the extent reasonable and lawful, use its best efforts to remove or remedy such cause.

ARTICLE 23. REPRESENTATIONS AND WARRANTIES

23.1 Each party represents and warrants to the other party that;

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction wherein it is organized and existing;

(b) it has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder;

(c) subject to the obtaining of all required government approvals of this Agreement, this Agreement constitutes a valid and legally binding obligation of the party and will be enforceable against he party in accordance with its terms;

(d) this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by and on behalf of the party by all requisite corporate actions; and

(e) the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof, do not (i) violate any provision of law, statute, rule or regulation to which the party is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to the party, (iii) result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, or lease or other commitment to which the party is a party and which would materially and adversely affect the party, or (iv) result in the creation or imposition or any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of the party.

23.2 Each party agrees to hold the other parties harmless and to indemnify the other parties against any and all liabilities, losses, costs, damages, commissions and expenses which the other party may sustain by reason of the breach of any of representations and the warranties set forth in this Agreement.

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ARTICLE 24. NOTICE

24.1 Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered airmail (postage prepaid), delivered personally, or sent by telex, facsimile or cable to the following addresses:

If to EGV:	Elite Data Services, Inc.
4447 N. Central Expressway, Suite 110-135 Dallas, TX 75205 Phone: (972) 885-3981 Attn: Chief Operating Officer Email: corp@edscompanies.com

If to DEAC:	Elite Data Services, Inc.
4447 N. Central Expressway, Suite 110-135 Dallas, TX 75205 Phone: (972) 885-3981 Attn: Chief Operating Officer Email: corp@edscompanies.com

If to Company:	Elite Data Services, Inc.
4447 N. Central Expressway, Suite 110-135 Dallas, TX 75205 Phone: (972) 885-3981 Attn: Chief Operating Officer Email: corp@edscompanies.com

If to HYHI:	H Y H Investment, S.A.
50496189779 Isles de la Bahia Honduras, C.A. 34101

If to EMBM:	H Y H Investment, S.A.
50496189779 Isles de la Bahia Honduras, C.A. 34101

24.2 Each party hereto may change its address by notice given to the party hereto in the manner set forth above. Notices given as herein provided shall be considered effective seven (7) days after the registered postage pre-paid mailing thereof, or on the day of personal delivery, or the day after sending if by telex, facsimile or cable, whichever occurs first with confirmation copy sent by registered mail.

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24.3 All notices, communications, evidences, reports, opinions and other documents given under or in connection with this Agreement, unless submitted in the English language, shall be accompanied by one English translation thereof; PROVIDED, that the English version of all such notices, communications, evidences, reports, opinions and other documents shall govern in the event of any conflict with the non-English version thereof.

ARTICLE 25. EXPENSES

25.1 Each party shall bear its own attorney fees and other expenses incurred to execute this Agreement.

25.2 All fees, related to incorporation of the Company including but not limited to fees paid to governmental bodies, shall be borne by the parties in proportion to their respective shares in the Company.

ARTICLE 26. ENTIRE AGREEMENT

This Agreement, and all related agreements, embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, verbal or otherwise, in relation hereto, which may exist between the parties. No oral explanation or oral information by any of the parties hereto shall alter the meaning or interpretation of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on any of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

ARTICLE 27. UNENFORCEABLE TERMS

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

ARTICLE 28. NON-WAIVER

The failure or delay of any party to require performance by the other parties of any provision of, or of any right or obligation under, this Agreement, shall not constitute a waiver thereof, nor shall such affect that party's right to thereafter require performance of such or any other provision, right or obligation.

ARTICLE 29. DISCLAIMER OF AGENCY

This Agreement shall not be deemed to constitute any party hereto the agent of the other parties, nor shall it be deemed to constitute the Company an agent of any party hereto.

ARTICLE 30. HEADINGS

The headings in this Agreement have been inserted for convenience of reference only and are not to be used in construing or interpreting this Agreement.

ARTICLE 31. COUNTERPARTS

This Agreement may be executed in any number of counterparts. Any such counterpart shall constitute a full and original agreement for all purposes.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above set forth.

DEAC	EGV

ELITE DATA SERVICES INC.	ELITE GAMING VENTURES LLC

/s/ Charles Rimlinger	/s/ Charles Rimlinger
Charles Rimlinger	Charles Rimlinger
Chief Executive Officer	Chief Executive Officer

HYHI	EMBM

H Y H INVESTMENTS S.A.	EL MAR MUERTO BEAUTY MINERAL, S.A.

/s/ Wilson Stevenson	/s/ Wilson Stevenson
Wilson Stevenson	Wilson Stevenson
Owner	Owner

COMPANY

ELITE HOLDINGS S.A.

/s/ Wilson Stevenson
Sarah Myers
President

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EXHIBIT A-1

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT")

US $4,900,000.00

ELITE DATA SERVICES, INC.

AMENDED AND RESTATED CONVERTIBLE REDEEMABLE NOTE NO. 1

FOR VALUE RECEIVED, ELITE DATA SERVICES, INC. (the "Company") promises to pay to the order of H Y H INVESTMENTS, S.A., a Honduras corporation and its authorized successors and permitted assigns ("Holder"), the aggregate principal face amount of FOUR MILLION NINE HUNDRED THOUSAND DOLLARS (U.S. $4,900,000.00), at ten percent (10%) interest per annum commencing on January 1, 2016 (the "Effective Date"), due and payable to Holder by Company as follows: (A) two (2) separate payments of Four Hundred Fifty Thousand Dollars (USD $450,000), plus accrued interest, due on July 1, 2016 and October 1, 2016, respectively (each a "Maturity Date"), for a total of Nine Hundred Thousand Dollars (USD $900,000), and payable in cash or convertible into shares of common stock of the Company at the discreation of the Holder at a conversion price equal to the lesser of $0.01 per share or fifty-eight percent (58%) to the ten (10) trading day average closing price immediately proceeding the payment date, and (B) the remaining balance of Four Million (USD $4,000,000) payable in cash in a total of eight (8) equal quarterly installments of Five Hundred Thousand Dollars (USD $500,000), plus accrued interest, on the first day of each quarter beginning with January 1, 2017 and ending on January 1, 2019 (each a "Maturity Date"), pursuant to the terms of First Amendment to the Original Securities Purchase Agreement dated even date herewith between Company and Holder, of which this Note is made apart. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 3(f) herein.

This Note is subject to the following additional provisions:

1. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

2. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act"), and applicable state securities laws. Holder shall provide the Company with three business day written notice of the Note's transfer. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 3(a) hereof, in addition to the requirements set forth in Section 3(b) and 3(c), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

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3. Note Conversions; Interest Payments; Prepayments, Transfers, Etc.

(a) The Holder of this Note is entitled, at its option, beginning on the 181th day after Effective Date, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to the lesser of $0.01 per share or a discount of fifty-eight percent (58%) of the lowest trading price of the Common Stock as reported on the OTCQB marketplace which the Company's shares are traded or any market upon which the Common Stock may be traded in the future ("Exchange"), during the ten (10) prior trading days including the day upon which a Notice of Conversion is received by the Company and its transfer agent (provided such Notice of Conversion is delivered by electronic method of communication to the Company or its transfer agent after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price).

(b) If the shares have not been delivered within three (3) business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the transfer agent of the Company delivering the shares of Common Stock to the Holder within three (3) business days of receipt by the Company of the Notice of Conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company's Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this decrease.

(c) At any time or times on or after the Maturity Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the following, the Holder shall not be limited to aggregate conversions of 4.99% ("Conversion Limitation 1").  The Holder shall have the authority to determine whether the restriction contained in this Section 3(c) will limit any conversion hereunder.  The Holder may waive the conversion limitation described in this Section 3(c), in whole or in part, upon and effective after 61-days prior written notice to the Company to increase such percentage to up to 9.99% ("Conversion Limitation 2").

(d) The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share except in the event that rounding up would violate the conversion limitation set forth in section 3(c) above.

(e) If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Note, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Common Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be reduced to the lower of: (i) the Conversion Price; or (ii) a twenty-five percent (25%) discount to the lowest Aggregate Per Common Share Price (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent. No adjustment of the applicable Conversion Price shall be made under this Section 6 upon the issuance of any Convertible Security which is outstanding on the day immediately preceding the Issuance Date. No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

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(f) Interest on any unpaid principal balance of this Note shall be paid at the rate of ten percent (10%) per annum with the first payment being made on the sixth-month anniversary of this Note. Interest shall be paid by the Company in Common Stock ("Interest Shares"). Holder may, at any time after six months, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 3(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(g) The Notes may be prepaid, in whole or in part, with the following penalties: (i) if the note is prepaid within 90 days of the issuance date, then at 120% of the face amount plus any accrued interest; (ii) if the note is prepaid within 91 days after the issuance date but less than 150 days after the issuance date, then at 130% of the face amount plus any accrued interest; (iii) if the note is prepaid within 150 days after the issuance date but less than 180 days after the issuance date, then at 140% of the face amount plus any accrued interest. This Note may not be prepaid after the 180th day without written permission from Holder. Such redemption must be closed and funded within three (3) days of giving notice of redemption of the right to redeem shall be null and void.

(h) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(i) In case of any Sale Event (not to include a sale of all or substantially all of the Company's assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

4. The Holder agrees that so long as this Note from the Holder and the Company remains outstanding, the Holder will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

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6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described "Events of Default" shall occur:

(a) The Company shall default in the payment of principal or interest on this Note to the Holder by the Company as of the Maturity Date; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note under which this note was issued shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note; or

(d) The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (3) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder with the exception of the current litigation that is already disclosed as reported on the Company's public filings; or

(h) The Company shall have its Common Stock delisted from a market (including the OTCQB marketplace) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than ten (10) consecutive days;

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(i) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within three (3) business days of its receipt of a Notice of Conversion (provided that a reasonable attorney opinion has been provided by Holder to the Company in which it deems it can reasonably rely); or

(j) The Company shall not be "current" in its filings with the Securities and Exchange Commission, and such shall not be cured within ten (10) business days; or

(k) The Company shall lose the "bid" price for its stock and a market (including the OTCBB marketplace or other exchange)

Then, or at any time thereafter, unless cured within five (5) business days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(i) the penalty shall be $50 per day the shares are not issued beginning on the 5th day after the conversion notice was delivered to the Company. This penalty shall increase to $100 per day beginning on the 10th day. The penalty for a breach of Section 8(k) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 8(h), the outstanding principal due under this Note shall increase by 50%. Further, if a breach of Section 8(m) occurs or is continuing after the 6-month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period (after cure period) as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert future conversions at $0.001 per share. If this Note is not paid at maturity, the outstanding principal due under this Note shall increase by ten percent (10%).

9. At the Holder's election, if the Company fails for any reason to deliver to the Holder the conversion shares by the by the 3rd business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs a Failure to Deliver Loss, then at any time the Holder may provide the Company written notice and documentary evidence indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Company must make the Holder whole as follows: Failure to Deliver Loss = [(High trade price at any time on or after the day of exercise) x (Number of conversion shares)]. Such failure to deliver will be repayable in the Company's Common Stock.

10. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

11. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

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12. The Company represents that it is not a "shell" issuer and has never been a "shell" issuer or that if it previously has been a "shell" issuer that at least 12 months have passed since the Company has reported Form 10 type information indicating it is no longer a "shell issuer.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties hereto may be settled by binding arbitration pursuant. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this note.

15. This Note shall be governed by and construed in accordance with the laws of Florida applicable to contracts made and wholly to be performed within the State of Florida and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Florida. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized on the date referenced below.

ELITE DATA SERVICES, INC.

Date: May 20, 2016	By:	/s/ Charles Rimlinger
Charles Rimlinger,
Chief Executive Officer

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Elite Data Services, Inc. ("Shares") according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ___________________________________________________________________

Applicable Conversion Price: ____________________________________________________________

Signature:  __________________________________________________________________________

                                                          [Print Name of Holder and Title of Signer]

Address: ___________________________________________________________________________

SSN or EIN: _________________________________________________________________________

Shares are to be registered in the following name: _____________________________________________

Name:  _____________________________________________________________________________

Address: ___________________________________________________________________________

Tel: _______________________________________________________________________________

Fax: _______________________________________________________________________________

SSN or EIN: _________________________________________________________________________

Shares are to be sent or delivered to the following account: _____________________________________

Account Name: ______________________________________________________________________

Address: ___________________________________________________________________________

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EXHIBIT B-1

FORM OF ASSIGNMENT OF OWNERSHIP INTEREST

(El Mar Muerto Beauty Mineral S.A.)

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, H Y H INVESTMENTS S.A., a Honduras corporation (hereinafter referred to as "Assignor"), hereby assigns, sets over and transfers to ELITE HOLDINGS S.A., a Honduras corporation (hereinafter referred to as "Assignee"), one hundred percent (100%) of the ownership interest of EL MAR MUERTO BEAUTY MINERAL, S.A., a Honduras corporation, including, but not limited to, any and all assets and liabilities (the "EMBM"), effective as of the date hereof, and

TO HAVE AND TO HOLD the same unto the Assignee, it respective successors and assigns forever; and

Assignor does for itself, and its successors and assigns, covenant and agree with Assignee to specifically warrant and defend title to the said ownership interest of EMBM (hereinafter referred to as the "Assigned Ownership Interests") assigned hereby unto the Assignee, its successors and assigns, against any and all claims thereto by whomsoever made by or through the Assignor; and

Assignor does, for itself, and its successors and assigns, warrant and represent to the Assignee that the title conveyed is good, its transfer is rightful; that no consent or approval by any other person or entity is required, other than the approval of board of directors of Assignor, which has already been obtained, for the valid assignment by the Assignor to the Assignee of the Assigned Ownership Interests referenced herein; and that the Assigned Ownership Interests are, have been, and shall be delivered free and clear from any security interest or other lien or encumbrance; and

Assignor does, for itself, and its successor and assigns, warrant and represent to the Assignee that there are no attachments, executions or other writs of process issued against the Assigned Ownership Interests conveyed hereunder; that it has not filed any petition in bankruptcy nor has any petition in bankruptcy been filed against it; and that it has not been adjudicated a bankrupt;

Assignor and Assignee acknowledge that the assignment and transfer of the Assigned Ownership Interest being effected herein is pursuant to an exercised option between the parties as set forth in that certain Joint Venture Agreement dated May 20, 2016; and

Assignor does, for itself and its successors, and assigns, warrant that it will execute any such further assurances of the foregoing warranties and representations as may be requisite.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of this ____ day of ____________ 20____.

ASSIGNOR H Y H INVESTMENTS S.A. By: ________________________________ Print Name: __________________________ Title: _______________________________

ASSIGNEE ELITE HOLDINGS S.A. By: ________________________________ Print Name: __________________________ Title: _______________________________

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EXHIBIT C-1

ARTICLES OF INCORPORATION OF ELITE HOLDINGS S.A.

See Attached.

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